Exhibit 10.27

November 11, 2003

Craig P. Womack, CEO
Interactive Health, LLC

Dear Craig:

This letter shall constitute our understanding and agreement between, Daito Mingsi Inc., and, Interactive Health, LLC, (hereinafter referred to as, “IH”), a subsidiary of Whitney & Company regarding the following:

1) IH agrees to pay Daito Mingsi Inc., via T/T, on all small massager goods, sixty (60) days, plus a 2% interest fee based on the B/L issued date.

2) With regards to the massager chairs, IH will pay Daito Mingsi Inc., the commission (i.e. any amount of the purchase order cost not paid directly to the chair manufacturer) based on agreed products.  This amount is determined and agreed to by Daito-Osim and Daito Mingsi.  IH will pay via T/T, 45-60 days.

Agreed to and accepted this 11th day, of November 2003 by:

/s/ Shinichi Shimizu	/s/ Craig P. Womack
Shinichi Shimizu, President	Craig P. Womack, CEO
Daito Mingsi	Interactive Health